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                                                                      Exhibit 12

RATIO OF EARNINGS TO FIXED CHARGES

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                                                     Three months ended    Six months ended
                                                          June 30,              June 30,

(in thousands)                                        2002       2001       2002      2001
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
EARNINGS AS DEFINED:
Earnings from operations before income taxes after
   eliminating undistributed earnings of 20%-to
   50%-owned affiliates                              $41,233   $82,404    $110,456   $201,334
Fixed charges excluding capitalized interest and
   preferred stock dividends of majority-owned
   subsidiary companies                                8,199    12,202      16,348     26,035
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Earnings as defined                                  $49,432   $94,606    $126,804   $227,369
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FIXED CHARGES AS DEFINED:
Interest expense, including amortization of
   debt issue costs                                  $ 6,629   $10,859    $ 13,221   $ 23,320
Interest capitalized                                     185       181         344        412
Portion of rental expense representative
   of the interest factor                              1,570     1,343       3,127      2,715
Preferred stock dividends of majority-owned
   subsidiary companies                                   20        20          40         40
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Fixed charges as defined                             $ 8,404   $12,403    $ 16,732   $ 26,487
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RATIO OF EARNINGS TO FIXED CHARGES                      5.88      7.63        7.58       8.58
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                                       E-2